TAKEDOWN ENTERTAINMENT//ADVERTISING AGREEMENT

THIS AGREEMENT dated May 7, 2011 is between:

Takedown Fight Media Inc., a Nevada company with executive
offices at Suite 450 – 9107 Wilshire Boulevard
Beverly Hills, California, USA, 90210
("Takedown")
AND
Dr. Diego Allende, a businessperson with offices at 6234 North First Street
Fresno, CA 93710, United States
("Sponsor")
(Takedown and Sponsor are sometimes collectively referred to herein as the
“Parties” and each as a “Party.”

BACKGROUND

A. Takedown is engaged in the development, production, distribution, marketing and licensing of mixed martial arts (“MMA”) content, programming and merchandise for North American and International markets (collectively the "MMA Business").

B. Dr. Allende is a physician engaged in the development and provision of nutritional products and therapies for the enhancement of health and athletic performance.

C. Takedown has agreed to provide, and the Sponsor has agreed to purchase, subject to the terms of this Agreement, certain advertising services in promotion of the Sponsor Property (as defined below) in connection with the MMA Business.

AGREEMENTS

     For good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as follows:

PART 1

ADVERTISING SERVICES

1.1 Sponsor Property. Takedown’s services hereunder shall relate to the products, services, brands, trade names, logos, trademarks and copyrighted materials designated by Sponsor from time to time during the Term (as defined in below Section 5.1), and which are referred to herein as the “Sponsor Property”.

1.2 Advertising Services. Upon the terms and subject to the conditions of this Agreement, Takedown agrees to provide the following advertising services (the “Advertising Services”) to Sponsor during the Term:

(a)

meaningfully consult and jointly develop with Sponsor, on an ongoing basis during the Term, an advertising and general media strategy for the Sponsor Property in the context of Takedown’s MMA Business (collectively the “Media Plan”);

(b)	design and prepare, or arrange for the design and preparation of the advertising materials and advertisements (the “Advertising Materials”) required for the execution of the Media Plan; and

(c)

arrange for the placement of the Advertising Materials in furtherance of the Media Plan in the media placement categories offered by Takedown from time to time during the Term which may include, subject to then current availability, any of the placement categories listed in Schedule “A” hereto (collectively the “Advertising Placements”) .

1.3 Allocation of Compensation: Sponsor acknowledges and agrees that, unless otherwise mutually agreed by the parties in writing, the Advertising Services hereunder shall be limited to a selection of services falling within the budget afforded by the Compensation payable in accordance with below section 1.4. To that effect, Sponsor agrees that costs in respect of the Advertising Services shall be allocated as follows:

  20% of the Compensation shall be allocated to Takedown overhead and ongoing consultation services in respect of the Media Plan;

  cost allocated to the production of Advertising Materials shall be determined according to actual costs incurred by Takedown in respect of the Advertising Materials, exclusive of Takedown overhead costs, but inclusive of all expenses payable to third parties, including but not limited to cost of materials, labour, storage, and shipping.

  costs allocated to the Advertising Placements shall be determined according to the then current rates charged by Takedown, which rates shall be subject to change from time and time.

Notwithstanding the foregoing, Sponsor agrees that no portion of the Compensation shall be refundable or fail to become due by reason of any failure by Sponsor to apply any portion of the Compensation toward Advertising Services made available by Takedown in Takedown’s sole discretion. However, should Takedown fail to offer sufficient Advertising Services during the Term to account for any portion of the Compensation, the balance of unallocated Compensation shall either be refundable to Sponsor within 30 days following the completion of the Term or, subject to the mutual written agreement of Sponsor and Takedown, allocated to Advertising Services provided subsequent to the initial Term.

1.4 Non-Exclusivity. Takedown’s services hereunder shall be provided on a non-exclusive basis to Sponsor.

1.5 Compensation. In full consideration of the Advertising Services Sponsor shall pay to Takedown aggregate compensation in the amount of $300,000 (the “Compensation”) for each 12 month period during the Term, payable in four equal quarterly instalments of $75,000 beginning on the execution of this Agreement and every 90 days thereafter. The Compensation shall be inclusive of all taxes, and costs in respect of the Advertising Materials.

1.6 Account Statements. Takedown will provide to Sponsor advertising account statements within twenty (20) days following completion of each quarterly period during the Term. All account statements shall include a summary of Advertising Services rendered during the applicable period and associated costs incurred by Takedown in relation to such services. Takedown may, but shall not be required to itemize or allocate any overhead costs in respect of the services hereunder.

1.7 Special Projects. In the event that Takedown undertakes, at Sponsor’s requests, any special advertising project not described in this Agreement or falling outside of the budget afforded by the Compensation, Takedown shall provide to Sponsor an estimate of total charges in respect of such special project, including any charges for materials or services required from third parties and, subject to Sponsor’s prior approval of such estimate, Takedown shall execute the special project according to the estimate. Unless otherwise agreed by the Parties, all costs in respect of any special project shall be payable by Sponsor within 30 days following receipt of any partial or final invoice in respect thereof.

1.8 Advertising Standards. Takedown has the continuing right to edit and modify any and all Advertising Materials or elements of the Sponsor Property to the extent that Takedown deems necessary to conform to the public interest and to the programming and operating policies of Takedown, in its sole discretion. Takedown reserves the right to refuse to accept for dissemination any Advertising Materials or elements of the Sponsor Property which does not in Takedown’s judgment conform to the public interest or to such policies and standards, or which in the reasonable opinion of Takedown may violate or threaten to violate the rights of others.

PART 2

REPRESENTATIONS AND COVENANTS OF TAKEDOWN

2.1 Representations. Takedown represents and warrants to the Sponsor that Takedown is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has the power and capacity to enter into this Agreement and carry out its terms to the full extent.

2.2 Full Faith and Diligence. Takedown shall faithfully, honestly and diligently serve the Sponsor and cooperate with the Sponsor to ensure that all services rendered hereunder, including the Advertising Services, are rendered in accordance with prevailing professional standards in the media and entertainment industry.

PART 3

REPRESENTATIONS AND COVENANTS OF SPONSOR

3.1 Representations. Sponsor represents and warrants to Takedown as follows, with the intent that Takedown will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

     (a) Sponsor has all necessary legal power and authority to enter into and perform his obligations under this Agreement and the consummation of the transactions contemplated hereunder.

     (b) No representation or warranty made by Sponsor in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

     (c) Except to the extent that such materials are non-proprietary and in the public domain, or duly licensed to Sponsor by written agreement authorizing the uses contemplated herein, Sponsor is the sole owner of all right, title, and interest in and to the Sponsor Property, including but not limited to all rights under trademark and copyright therein, whether registered or unregistered, and no authorizations or consents are required from any third party to render lawful the use of the Sponsor Property as contemplated by this Agreement.

     (f) Neither Sponsor nor, to the best of Sponsor’s knowledge, any third party owner or licensor of the Sponsor Property has received any oral or written claim or cease and desist letter, or is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving the intellectual property rights or other rights of any third party in relation to the Sponsor Property, and there are no grounds for any claim: (i) alleging that the Sponsor Property infringes or misappropriates any third party rights; or (ii) challenging the title in or alleging misuse of the Sponsor Property.

3.2 Notice of Claim. Sponsor shall notify Takedown forthwith in writing of any actual, actual, threatened or reputed third party claim of infringement or misappropriation of any patent, copyright, trademark, trade secret, confidential information, or other intellectual property, or the violation of any other right, rule or regulation arising out of, related to, or in connection with the sale, use, or promotion of the Sponsor Property. Sponsor acknowledges and agrees that Takedown shall have the right to terminate this agreement and to cease providing the services hereunder in Takedown’s sole discretion and without refund or penalty upon the occurrence of any such claim.

PART 4

INDEMNIFICATION

4.1 Indemnification by Sponsor. Sponsor agrees to defend, indemnify and hold harmless Takedown and each and all of its directors, officers, employees, agents, affiliates, successors and assigns, together with each and all of their respective directors, officers, employees, agents, successors and assigns ( each and all of the foregoing being referred to collectively as the “Takedown Indemnitees”) from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions) (collectively the “Losses”), which any Takedown Indemnitee may suffer or incur as a result of or related to any breach by Sponsor of any representation, warranty or covenant made in this Agreement.

4.2 Indemnification by Takedown. Takedown shall defend, indemnify, and hold harmless Sponsor from and against any and all Losses which Sponsor may suffer or incur by reason of any breach by Takedown of any of its representations, warranties, agreements, or covenants contained in this Agreement.

4.3 Survival of Representations and Covenants. All representations, covenants and agreements made by Takedown or Sponsor in this Agreement or in any Schedule hereto will, unless otherwise expressly stated, survive the termination of this Agreement and will continue in full force and effect for the benefit of Sponsor and of Takedown, as applicable.

PART 5

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall begin upon the date first written above and shall continue for a period of twelve (12) months thereafter (the “Term”). The Parties may extend the Term for an additional period of one year thereafter by mutual agreement in writing.

5.2 Termination of this Agreement. This Agreement may be terminated in its entirety upon the occurrence of any of the events and by the Party specified as follows:

          (a) By the non-breaching Party (the “Non-Breaching Party”)if the Non-Breaching Party gives written notice to the other Party (the “Breaching Party”) that the Breaching Party breaches in any material respect any material provision of this Agreement and such breach: (i) is incapable of cure; or (ii) is capable of cure, but not cured within sixty (60) days of the Breaching Party's receipt of notice in writing of such breach from the Non-Breaching Party;

          (b) By either Party upon the bankruptcy of the other Party;

          (c) By mutual written consent of the Parties,

5.3 Effect of Termination. Upon termination or expiration of this Agreement, the following shall immediately occur:

          (a) Sponsor shall pay to Takedown within thirty (30) days after the effective date of termination or expiration all Compensation due prior to such effective date;

          (b) Sponsor shall reimburse Takedown for all expenses incurred by Takedown as of the effective date for Advertising Services to be provided during future periods for which Compensation is not yet due;

          (b) Takedown shall have the right but not the obligations to continue any advertising or media placement of the Sponsor Property for a period of six months following the termination.

          (c) Within thirty (30) days after the effective date of expiration or termination, each Party shall return to the other Party all of its Confidential Information.

5.4 Waiver. The failure of either Party to exercise any rights or remedies to which it is entitled upon the happening of any of the events referred to this Part 5, shall not be deemed to be a waiver of or otherwise affect, impair, or prevent the non-breaching Party from exercising any rights or remedies to which it may be entitled, arising either from the happening of any such event, or as a result of the subsequent happening of the same or any other event or events provided forth herein.

5.5 Survival. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to the expiration or early termination.

PART 6

CONFIDENTIALITY

6.1 Maintenance of Confidential Information. The Parties acknowledge and agree that in the course of this Agreement they (each a “Receiving Party”) will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the other (the “Disclosing Party”) or its respective affiliates, associates or customers (the “Confidential Information”). For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, advertising price lists, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Receiving Party acknowledges that the Confidential Information constitutes a proprietary right, which the Disclosing Party is entitled to protect. Accordingly the Receiving Party covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Receiving Party, the Receiving Party will keep in strict confidence the Confidential Information and shall not, without prior written consent of of the Disclosing Party in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party. Notwithstanding the foregoing, Sponsor agrees that nothing in this Agreement shall prohibit Takedown or its affiliates from making any disclosure required by the Securities Act of 1933, the Securities and Exchange Act of 1934, or any applicable securities law, rule or regulation, and no such disclosure shall require the prior approval of Sponsor.

6.2 Exceptions. The general prohibition contained in Section 6.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

          (a) is available to the public generally in the form disclosed; (b) becomes part of the public domain through no fault of Sponsor;

          (c) is already in the lawful possession of Sponsor at the time of receipt of the Confidential Information; or (d) is compelled by applicable law to be disclosed, provided that Sponsor gives Takedown prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

PART 7

GENERAL

7.1 Further Assurances. The Parties will execute such further and other documents and perform such further acts and other things as may be necessary to carry out and give effect to the intent of this Agreement.

7.2 Notice. All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set out on the first page of this Agreement or at such other address as may from time to time be notified by any of the Parties in the manner provided in this Agreement.

7.3 Independent Contractor. The relationship of the Parties is that of independent contractors. Neither Party nor any of their respective employees, agents or contractors shall by reason of this Agreement be deemed an employee, agent or joint venture of the other Party.

7.4 Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) for a period not to exceed ninety (90) days on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such Party. Any condition enumerated herein continuing beyond ninety (90) days shall constitute a default under this Agreement.

7.5 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and there are no representations, express or implied, statutory or otherwise and no collateral agreements other than as expressly set out or referred to in this Agreement.

7.6 Time of the Essence. Time will be the essence of this Agreement.

7.7 Applicable Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada. The Parties hereby attorn to the jurisdiction of the courts located in the City of Las Vegas, Nevada.

7.8 Currency. All references to currency hereunder shall be in United States Dollars.

7.9 Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and assigns, except that no Party may assign this Agreement without the prior consent of the other Party.

7.10 Counterparts. This Agreement may be signed by facsimile or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized agents as of the day and year first above written.

DR. DIEGO ALLENDE

/s/Diego Allende
Dr. Diego Allende

TAKEDOWN FIGHT MEDIA INC.
By: /s/Peter E. Wudy

Name: Peter E. Wudy
Title: President and Director

SCHEDULE “A”

Advertising Placement Opportunities

LIVE MMA Events

Fight mats, canvas, rings and cages

Arena signage, programs, product placement

Event, promoter and fighter sponsorship

Television Programming

Television and pay-per-view ads

Program and title sponsorship

Product placement and integration

Digital Media

Display ads, rich media, email, re-skins, contests

Branded channels, micro-sites, advertorial

Video pre-roll ads, program & title sponsorship